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Exhibit 99


Integra LifeSciences Acquires Clinical Neuro Systems; A Leader in Neurosurgical Drainage and Monitoring Systems

PLAINSBORO, N.J., Jan. 18 /PRNewswire/ -- Integra LifeSciences Holdings Corporation (Nasdaq: IART) today announced that it has acquired the business, including certain assets and liabilities, of Clinical Neuro Systems, a leading manufacturer and marketer of neurosurgical products, for $6.8 million. Clinical Neuro Systems designs, manufactures and sells neurosurgical external ventricular drainage systems including catheters and drainage bags, as well as cranial access kits.

Patients who have suffered a traumatic injury often need drainage of cerebral spinal fluid and monitoring of intracranial pressure. Treatment is delivered within neuro intensive care units, general surgical intensive care units, and emergency rooms.

The Clinical Neuro Systems acquisition expands the neurotrauma position of Integra's neurosurgical division, Integra NeuroCare. Integra NeuroCare is already a recognized leader through its Camino(R) and Ventrix(R) products for fiber optic-based monitoring of intracranial pressure. The combination of Camino and Clinical Neuro Systems will enable Integra NeuroCare to offer a wider range of products to the neurotrauma medical team. This broader product offering will complement Integra NeuroCare's continuing emphasis on clinical educational programs in the neurotrauma unit.

Revenues of the acquired Clinical Neuro Systems business were approximately $3.2 million for the four quarters ended December 31, 1999.

In addition to the portfolio of new products, the acquisition permits Integra NeuroCare to expand its direct sales force in the United States. Together with Integra NeuroCare's seven-person medical education unit, Integra NeuroCare's direct selling effort will expand to 40 U.S. field personnel focused on neurotrauma and neurosurgery. Integra NeuroCare's network of approximately 60 international distributors enables the Company to sell its products in over 70 countries worldwide.

The $6.8 million acquisition price was comprised of $4 million of cash and a secured promissory note to the seller in the amount of $2.8 million, payable in two equal installments in January 2001 and January 2002.

"This acquisition clearly establishes Integra NeuroCare as an industry leader in the treatment of neurotrauma," said Stuart M. Essig, President and Chief Executive Officer of Integra LifeSciences. "It broadens and strengthens Integra with established products and a well-trained and experienced sales group. We are now positioned to accelerate the pace of our acquisition and partnership program in 2000. Each new acquisition strengthens our strategic plan for becoming a global leader in neurosurgery."

Clinical Neuro System's operations include a facility in Exton, Pennsylvania that manufactures, packages and distributes the Clinical Neuro Systems catheter and drainage products. This manufacturing facility also allows for efficient customized assemblies of cranial access kits.


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Integra LifeSciences Holdings Corporation has its corporate headquarters in
Plainsboro, New Jersey and facilities located in San Diego, California, Anasco, Puerto Rico and Exton, Pennsylvania. The Company has approximately 425 employees. Please feel free to visit the Company's Website at (http://www.integra-LS.com).

Certain statements made in this press release related to the Company's products and development efforts, as well as their therapeutic applications and outcomes, are forward-looking, are subject to technological, regulatory, competitive and economic uncertainty (as well as the other risks detailed in the Company's filings with the Securities and Exchange Commission), and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.

SOURCE Integra LifeSciences Holdings Corporation

CONTACT: John B. Henneman, III of Integra LifeSciences Holdings Corporation,
                     609-936-2481, jhenneman@integra-LS.com/